ENBRIDGE INC.
INSIDER TRADING GUIDELINES
INTRODUCTION
The integrity of capital markets in Canada and the United States is based on the principle of equal opportunity based on equal access to information. Consequently, securities legislation imposes prohibitions against trading on and tipping others of undisclosed material information (also referred to as material non-public information under U.S. Securities laws) relating to an issuer (“inside information”).
The prohibitions against trading while in possession of inside information and tipping apply when insiders and other persons in a “special relationship” with a public issuer like Enbridge Inc. (“Enbridge”) purchase or sell securities of the issuer with knowledge of, or inform others of, undisclosed material information regarding the issuer. Persons in a special relationship with an issuer include directors, officers, employees, contractors, persons who engage, or are considering, evaluating or proposing to engage, in business with the issuer, and anyone (including a spouse or other family member) who learns of a material fact or a material change from another person that they should reasonably have known was in a special relationship with the issuer.
The objective of these Guidelines is to ensure that those in a special relationship with Enbridge are aware of the restrictions on their trading activities involving securities of Enbridge (and securities of counterparties to Enbridge in certain transactions).
APPLICATION OF GUIDELINES
These Guidelines apply to anyone in a special relationship with Enbridge, including all of the directors, officers, employees and contractors of Enbridge and its subsidiaries, and in certain circumstances, to Enbridge itself and Enbridge’s subsidiaries.
Canadian and U.S. securities laws applicable to insider trading are comprehensive, nuanced, far-reaching and constantly evolving, and the securities laws of the two countries differ in certain respects. These Guidelines do not attempt to deal with all of the considerations which may be applicable to securities transactions under the laws of either jurisdiction. If you are uncertain about how these Guidelines apply in your circumstances or have a specific question, please consult the Office of the Corporate Secretary.
TRADING AND TIPPING RESTRICTIONS
CANADA
Securities legislation provides that no person or company in a special relationship with a public issuer shall purchase or sell securities of the issuer with knowledge of a material fact or material change (collectively, “material information”) with respect to the issuer that has not been generally disclosed, nor shall any such person or company with such knowledge recommend or encourage another person to purchase or sell a security of the issuer or to enter into a transaction involving a security the value of which is derived from or varies materially with the market price or value of a security of the issuer.
Securities legislation also provides that no public issuer or person or company in a special relationship with a public issuer shall, other than when it is necessary in the course of business, inform another person or company of material information with respect to the issuer before the material information has been generally disclosed. Further, no person or company that is considering, evaluating or proposing:
•a take-over bid for the securities of the public issuer;
•to become a party to a reorganization, amalgamation, merger, arrangement or similar business combination with a public issuer; or
•to acquire a substantial portion of the property of the public issuer, shall, other than when it is necessary in the course of business for the carrying out of the take-over bid, business combination or acquisition, inform another person or company of material information with respect to the public issuer before the material information is generally disclosed.
Prohibition on Purchasing and Selling Securities with Inside Information
The rules prohibiting the purchase or sale of securities while in possession of inside information apply when a person in a special relationship with Enbridge has knowledge of material information that has not been generally disclosed.
Material information is any information relating to the business and affairs of Enbridge that significantly affects, or would reasonably be expected to have a significant effect on, the market price or value of any of Enbridge’s securities. Simply stated, it is information that would reasonably be expected to have a significant influence on a reasonable investor’s investment decisions. Examples of potential material information are set out in “Appendix B – Examples of Potential Material Information”.
Material information consists of both material changes and material facts. Under Canadian law, a material change is an actual change in the business, operations or capital of Enbridge that would reasonably be expected to have a significant effect on the market price or value of Enbridge shares or public debt instruments, but extends also to a decision to implement such a change made by the Board of Directors or by senior executives of Enbridge who believe that confirmation of the decision by the Board of Directors is probable. A material fact is a broader concept than a material change. A material change relates only to changes in Enbridge’s business and affairs as outlined above. A material fact is a fact which would reasonably be expected to have a significant effect on the market price or value of Enbridge shares or public debt instruments.
Securities legislation describes a broad group of persons who are in a “special relationship” with Enbridge. That group includes:
•any insider, affiliate or associate of Enbridge;

•any insider, employee, affiliate or associate of a person or company considering, evaluating or proposing any of the following transactions (each, a “significant transaction”):
•a take-over bid of Enbridge,
•to become a party to a reorganization, amalgamation, merger or arrangement or similar business combination with Enbridge, or
•to acquire a substantial portion of the property of Enbridge;
•any person or company that is engaging, is considering or evaluating whether to engage, or proposes to engage in any business or professional activity with or on behalf of Enbridge or a person or company considering, evaluating or proposing a significant transaction with Enbridge, as well as any director, officer or employee of any such person or company;
•any director, officer or employee of Enbridge, any subsidiary of Enbridge or any person or company that directly or indirectly controls Enbridge;
•any person or company that learned of material information with respect to Enbridge while that person or company was in a special relationship with Enbridge, as described above; and
•any person or company that learns of material information with respect to Enbridge from another person or company who is, or was, in a special relationship with Enbridge (including from a person or company described in this paragraph) and knows or should reasonably know that such other person or company is in a special relationship with Enbridge.
The term “insider” includes every person who is a director or officer of Enbridge or any subsidiary of Enbridge. The term “officer” includes the chair and any vice-chair of the board of directors of Enbridge or any subsidiary, each of the chief executive officer, chief financial officer, chief operating officer, president, senior vice president, vice president, secretary, assistant secretary, treasurer, assistant treasurer and general manager of Enbridge or any subsidiary, and any other person who performs similar functions to the foregoing.
The precise legal definitions of these terms and other important terms are set out in “Appendix C – Definitions” and should be reviewed. The Office of the Corporate Secretary should be consulted whenever there is any uncertainty regarding whether a person or company is an insider of, or in a special relationship with, Enbridge.
Accordingly, it is prohibited for:
•any director, officer, employee or contractor of Enbridge or any of its subsidiaries who has knowledge of undisclosed material information relating to Enbridge to purchase or sell, or recommend or encourage another person to purchase or sell, securities of Enbridge or to enter, or recommend or encourage another person to enter, into any transaction involving a security the value of which is derived from or varies materially with the market price or value of an Enbridge security until the material information relating to Enbridge has been generally disclosed; and
•any director, officer, employee or contractor of Enbridge or any of its subsidiaries who has knowledge of undisclosed material information about any counterparty to negotiations for a potentially material transaction involving Enbridge or any of its subsidiaries to purchase or sell, or recommend or encourage another person to purchase or sell, securities of such counterparty or to enter, or recommend or encourage another person to enter, into any transaction involving a security of such counterparty the value of which is derived from or varies materially with the market price or value of such counterparty’s security until the material information relating to such counterparty has been generally disclosed.
The prohibition on purchasing or selling securities while in possession of inside information applies so long as the information has not been generally disclosed. There is no law or regulation specifying when information can be considered to have been generally disclosed; however, Enbridge generally considers a period of two clear trading days after the issuance of a news release disclosing material information, other than material information relating to the quarterly or annual results of Enbridge (where a period on one clear trading day applies), to be an adequate period of time for the information to have effectively reached the marketplace and been analyzed by investors. For quarterly and annual trading blackout periods, which apply when financial statements are being prepared but results have not yet been disclosed, one clear trading day after the issuance of a news release disclosing the financial results for the quarter or year is considered to be an adequate period of time for the information to have been generally disclosed.
If the purchase or sale of an Enbridge security becomes the subject of scrutiny, it will be viewed after the fact with the benefit of hindsight and may expose directors, officers, employees and contractors of Enbridge and its subsidiaries or any other person in a special relationship with Enbridge to the risk that the purchase or sale is held to be improper, either because a real or perceived conflict of interest existed, the purchase or sale violated securities laws and regulations, or otherwise. Such persons are strongly advised that, before engaging in any activity involving the purchase or sale of an Enbridge security, they should carefully consider how such activity may be construed with the benefit of hindsight.
Prohibition on Tipping
Securities legislation prohibits disclosure of undisclosed material information (“tipping”), except when necessary in the course of business. A person who receives undisclosed material information about an issuer (a tippee) is deemed to be in a special relationship with the issuer and is also prohibited from disclosing such information to another person.
It is, therefore, prohibited for any director, officer, employee or contractor of Enbridge or any of its subsidiaries to inform or tip any other person, including family members, friends or social acquaintances, of undisclosed material information relating to Enbridge or its subsidiaries or to any counterparty to negotiations for a potentially material transaction involving Enbridge or any of its subsidiaries, unless the disclosure of the material information is made in the necessary course of business.

It is important to note that while the practice of obtaining confidentiality agreements from recipients of undisclosed material information is prudent and can be used to establish that material information was disclosed in the necessary course of business, it does not make “legal” any disclosure that was made outside the necessary course of business. The definition of “necessary course of business” in “Appendix C – Definitions” lists some examples of circumstances where undisclosed material information may be communicated to other persons without breaching the prohibition on tipping.
Other Affiliated Public Entities
Enbridge, through ownership interests, is an insider of the following subsidiaries that are public entities: Enbridge Gas Inc., Enbridge Pipelines Inc. and Westcoast Energy Inc. (collectively, the “Enbridge Public Subsidiaries”). To the extent that any director, officer, employee or contractor of Enbridge or any of its subsidiaries becomes aware of undisclosed material information about any Enbridge Public Subsidiary, such person would be placed in a special relationship with such Enbridge Public Subsidiary. As a result of the special relationship created, such director, officer, employee or contractor would be precluded from purchasing or selling any securities of the Enbridge Public Subsidiary or disclosing the material information to any other person, except in the necessary course of business.
UNITED STATES
United States securities laws prohibiting tipping and trading using inside information are applicable to the securities of Enbridge, and to trading of any other securities in the United States. U.S. securities laws make it unlawful for any person, directly or indirectly, in connection with the purchase or sale of any security:
•to employ any device, scheme, or artifice to defraud;
•to make any untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements made not misleading; or
•to engage in any act, practice or course or business which operates or would operate as a fraud or deceit upon any person.
As discussed in more detail below, these broad anti-fraud provisions have been frequently invoked and broadly interpreted to impose liability upon “insiders” (including, but not limited to, directors and officers) who, prior to the public disclosure of material corporate information, either:
•sell or purchase securities of their company on the basis of their knowledge of such information; or
•disclose such information to any other persons, including relatives, security analysts, selected investors, etc. (tippees) who use such information to their advantage.
Prohibition on Trading in Securities on the Basis of Material Non-Public Information
Insiders are prohibited from trading in securities of Enbridge, an Enbridge Public Subsidiary or any other entity on the basis of material non-public information obtained in the course of their employment by or directorship or service relationship with Enbridge or one of its subsidiaries.

“Material” information is any information that could affect the market for an issuer’s securities or that a reasonable investor would consider important in making a decision to purchase, hold or sell the issuer’s securities. Any information that could reasonably affect the price of or influence a person’s decision to buy or sell the issuer’s stock should be considered “material”. However, there is no precise definition, and the question of whether information is material is subjective and often judged in hindsight. As a result, individuals covered under these guidelines are encouraged to take a broad and cautious view when evaluating whether a particular piece of information is “material.” Examples of potential material information are set out in “Appendix B – Examples of Potential Material Information”. “Non-public” information is any information that has not been disclosed generally to the investing public. “Trading” includes not just purchasing or selling securities in the open market, but also executing a “cashless” option exercise, writing or purchasing a put or call option, entering into any “short sale,” or the execution of any of such actions pursuant to prearranged instructions (e.g., limit orders) regardless of when such instruction was given. In addition, insiders may not gift Enbridge securities to others while in possession of material non-public information, and, if applicable, must comply with blackout and pre-clearance requirements.
What constitutes public disclosure of inside information before an insider may trade depends on the factual situation. The general principle which should be followed is that before an insider trades, the investment community must have had a reasonable opportunity to assess the materiality of the information in question. Information may be considered to be “public” two full trading days after the issuance of a news release through a North American news service or through the filing of a periodic or current report with the U.S. Securities and Exchange Commission (the “SEC”) or, in certain cases, if it is otherwise sufficiently publicized and widely reported in the media. However, information does not cease to be “non-public” as a result of being the subject of rumors or other unofficial statements in the marketplace.
Under U.S. law, directors, officers and other supervisory employees may be held responsible for insider trading by employees under their control or influence. Therefore, all directors, officers and other supervisory employees should take steps to ensure that employees they supervise will refrain from using material non-public information for trading purposes and, if they become aware of a potential insider trading violation by an employee under their supervision, should immediately advise the Office of the Corporate Secretary.
Prohibition on Tipping
Any director, officer, employee or contractor of Enbridge or any of its subsidiaries must not disclose any material non-public information to others, including family members, friends or social acquaintances, whether or not under circumstances that suggest that insiders were trying to help them make a profit or avoid a loss. Insiders must not make recommendations or express opinions on the basis of material non-public information as to trading in the securities of Enbridge. This prohibition also applies whether or not insiders receive any benefit from the other person’s use of that information. Insiders should be careful to avoid discussing sensitive information in any place where such information may be heard by others.
If you are aware of the inadvertent disclosure of material non-public information regarding Enbridge or any of their subsidiaries by any employee, officer or director of Enbridge or any of their subsidiaries to a person outside Enbridge or any of their subsidiaries who is not obligated to keep the information confidential, you should immediately report all the facts to the Office of the Corporate Secretary so that Enbridge may take appropriate remedial action.
RESTRICTIONS ON INFORMATION ACCESS
Access to undisclosed material information shall be limited to individuals who have a “need to know” such information in the necessary course of business. No director, officer, employee or contractor of Enbridge or any of its subsidiaries with knowledge of undisclosed material information shall discuss this information with any person who does not need to know such information for purposes of conducting Enbridge’s business. Family members and friends are among the persons with whom undisclosed material information shall not be discussed.
Each officer or manager responsible for a negotiation, transaction or other matter which, if known, would likely affect the market price or value of Enbridge’s securities, the securities of an Enbridge Public Subsidiary, or the securities of a counterparty involved in such negotiation, transaction or other matter shall be responsible, in coordination with the Chief Legal Officer of Enbridge (or his or her designee), for initiating adequate procedures and controls to restrict access to undisclosed material information in accordance with these Guidelines and applicable laws, and for ensuring that the counterparty and any outside advisors or other persons involved in such negotiation, transaction, or other matter are under a confidentiality obligation to Enbridge. Even with a confidentiality agreement in place, the prohibition against informing or tipping any other person of undisclosed material information continues to apply. This means that the disclosure of material information to any counterparty, legal or financial advisor or other person in a negotiation, transaction or other matter will only be permitted if it is made in the necessary course of business and the recipient of the information is made to understand that he or she cannot pass the information on to anyone else (other than in the necessary course of business) or purchase or sell securities of Enbridge, the Enbridge Public Subsidiary or the counterparty on the information, until the information has been generally disclosed.
BLACKOUT PERIODS
Quarterly and annual trading blackout periods apply to all of the directors and officers of Enbridge and its subsidiaries and all employees, contractors or other persons involved in the preparation of, or having actual knowledge of non-public material financial information or other material information to be contained in, the quarterly or annual financial statements of Enbridge (collectively, the “Prescribed Employees”), when financial statements are being prepared but results have not yet been publicly disclosed.
With respect to the purchase or sale of the securities of Enbridge, quarterly and annual trading blackouts commence at the close of trading on the last day of each fiscal quarter or year end and end at the close of trading on the first trading day following the issuance of a news release disclosing the financial results of Enbridge for that fiscal quarter or year end or the filing with the SEC of the applicable Form 10-Q or Form 10-K.
With respect to the purchase or sale of securities of any of the Enbridge Public Subsidiaries, quarterly and annual trading blackouts commence at the close of trading on the last day of each fiscal quarter or year end and end at the close of trading on the first trading day following the issuance of a news release disclosing the financial results of the relevant Enbridge Public Subsidiary for that fiscal quarter or year end.

During an annual or quarterly trading blackout period, all of the directors and officers of Enbridge and its subsidiaries and all of the Prescribed Employees are prohibited from:
•disclosing non-public material financial information or other material information relating to Enbridge or the relevant Enbridge Public Subsidiary, as applicable, or any subsidiaries of Enbridge or the relevant Enbridge Public Subsidiary, as applicable, to anyone, except when it is in the necessary course of business; and
•purchasing or selling any securities of Enbridge or the relevant Enbridge Public Subsidiary, as applicable.
Additional blackout periods may be prescribed from time to time as a result of special circumstances relating to Enbridge or any of the Enbridge Public Subsidiaries, when all or certain insiders, employees, contractors or other persons in a special relationship with Enbridge would be precluded from purchasing or selling securities of Enbridge or one or more of the Enbridge Public Subsidiaries. For example, members of a team working on a potential material acquisition or financing may be precluded from purchasing or selling securities of Enbridge or any of the Enbridge Public Subsidiaries until the completion of the transaction has been publicly announced and two full trading days have lapsed following the announcement. Trading blackouts may also be prescribed around guidance releases, with certain insiders being precluding from purchasing or selling securities of Enbridge or the Enbridge Public Subsidiaries until one full trading day has lapsed following such guidance releases. Notice of such additional blackouts may or may not be communicated by the issuance of a formal notice. A person subject to an additional blackout must not discuss the fact that they are in a blackout period with any person, other than the Chief Legal Officer of Enbridge (or his or her designee), except in the necessary course of business.
Enbridge will not issue or price stock options or other forms of equity-based compensation awards during the period of any trading blackout.
Directors, officers, employees and contractors of Enbridge and its subsidiaries are reminded that, even outside a blackout period, they may not trade in securities of Enbridge or any of the Enbridge Public Subsidiaries on the basis of undisclosed material information.
If a director, officer, employee or contractor of Enbridge is in possession of any undisclosed material information when his or her employment, directorship or service relationship with Enbridge terminates, such director, officer, employee or contractor may not trade in securities Enbridge or any Enbridge Public Subsidiary or disclose such information to any person until such information has become public or is no longer material.
ADDITIONAL PROHIBITED ACTIVITIES
Directors, officers, employees and contractors of Enbridge and its subsidiaries are prohibited from engaging in any of the following activities:
•speculating in securities of Enbridge or any of the Enbridge Public Subsidiaries, which may include buying with the intention of quickly reselling such securities or selling securities of Enbridge or any of the Enbridge Public Subsidiaries with the intention of quickly buying such securities (other than in connection with the acquisition and/or sale of securities issued under the Enbridge Inc. 2019 Long Term Incentive Plan

(the “Enbridge LTIP”), the Enbridge Employee Savings Plan (the “Enbridge Savings Plan”), the Enbridge Employee Services, Inc. Employees’ Savings Plan (the “EESI Savings Plan”), the Enbridge Inc. Directors’ Compensation Plan (the “Enbridge Directors’ Plan”) and all other equity compensation plans, benefit plans or arrangements maintained by Enbridge);
•“short selling” securities of Enbridge or any of the Enbridge Public Subsidiaries (i.e. selling securities that they do not own or have not fully paid for);
•purchasing or selling call or put options or other derivatives in respect of securities of Enbridge or any of the Enbridge Public Subsidiaries; and
•entering into any other financial transaction that is designed to hedge or offset any decrease in the market value of the securities of Enbridge or any of the Enbridge Public Subsidiaries held directly or indirectly by them or granted to them as compensation.
Directors and officers of Enbridge are further prohibited from entering into margin loans or other transactions involving the pledging of securities of Enbridge or any of the Enbridge Public Subsidiaries without prior written approval of the Office of the Corporate Secretary.
TRADE PRE-CLEARANCE
To protect Enbridge and avoid any appearance of impropriety, all directors and all officers who are reporting insiders (as defined in “Appendix C – Definitions”) of Enbridge or any of the Enbridge Public Subsidiaries are required to pre-clear all proposed purchases and sales of securities of Enbridge and the Enbridge Public Subsidiaries, including purchases and sales of Enbridge securities held within an Enbridge employee or executive savings plan or retirement plan, with the Office of the Corporate Secretary. Officers of Enbridge who are not reporting insiders and all other Enbridge insiders are also strongly encouraged to pre-clear all proposed purchases and sales of securities of Enbridge and the Enbridge Public Subsidiaries with the Office of the Corporate Secretary.
COMMUNICATION, EDUCATION AND ENFORCEMENT
These Guidelines apply to the directors, officers, employees, contractors, consultants and authorized spokespersons of Enbridge and its subsidiaries, and the additional entities listed in “Appendix A – Public Entities of Which Enbridge is an Insider”. These Guidelines will be posted on Enbridge’s intranet (e-Link), where all Enbridge personnel will be able to access them.
Enbridge will regard the violation of these Guidelines by any employee or contractor of Enbridge or its affiliates as a serious offence, which may result in disciplinary action up to and including termination of employment or services. The violation of these Guidelines may also violate certain Canadian or U.S. securities laws, which could expose directors, officers, employees or contractors to personal civil or criminal liability. If it appears that a director, officer, employee or contractor may have violated such securities laws, Enbridge may refer the matter to the appropriate regulatory authorities, which could lead to substantial fines or imprisonment.

Updated: November 1, 2024.

APPENDIX A
PUBLIC ENTITIES OF WHICH ENBRIDGE IS AN INSIDER
Enbridge Gas Inc.
Enbridge Pipelines Inc.
Westcoast Energy Inc.
A-1

APPENDIX B
EXAMPLES OF POTENTIAL MATERIAL INFORMATION
Examples of the types of events or information that may be considered to be material to an issuer under applicable securities laws are set out below. This list is not exhaustive and is not a substitute for exercising judgment in making materiality determinations. Other types of information may comprise material information at any particular time, depending upon the circumstances.
Changes in Corporate Structure
•changes in share ownership that may affect control of Enbridge
•major reorganizations, amalgamations or mergers
•take-over bids, issuer bids or insider bids
Changes in Capital Structure
•the public or private sale of additional securities
•planned repurchases or redemptions of securities
•planned splits of common shares or offerings of warrants or rights to buy shares
•any share consolidation, share exchange or stock dividend
•changes in Enbridge’s dividend payments or policies
•the possible initiation of a proxy fight
•material modifications to rights of security holders
Changes in Financial Results
•a significant increase or decrease in near-term earnings prospects
•unexpected changes in the financial results for any periods
•shifts in financial circumstances, such as cash flow reductions, major asset write-offs or write-downs
•changes in the value or composition of Enbridge’s assets
•any material change in Enbridge’s accounting policies
Changes in Business Operations
•any development that affects Enbridge’s resources, technology, products or markets
B-1

•a significant change in capital investment plans or corporate objectives
•major labour disputes or disputes with major contractors or suppliers
•significant new contracts, products, patents, or services or significant losses of contracts or business
•significant discoveries by resource companies
•changes to the board of directors or executive management, including the departure of the CEO, CFO, COO or president (or persons in equivalent positions)
•the commencement of, or developments in, material legal proceedings or regulatory matters
•waivers of corporate ethics and conduct rules for officers, directors, and other key employees
•any notice that reliance on a prior audit is no longer permissible
•de-listing of Enbridge’s securities or their movement from one quotation system or exchange to another
Acquisitions and Dispositions
•significant acquisitions or dispositions of assets, property or joint venture interests
•acquisitions of other issuers, including a take-over bid for, or merger with, another issuer
Changes in Credit Arrangements
•the borrowing or lending of a significant amount of money
•any mortgaging or encumbering of Enbridge’s assets
•defaults under debt obligations, agreements to restructure debt or planned enforcement procedures by a bank or any other creditors
•changes in rating agency decisions
•significant new credit arrangements
B-2

APPENDIX C
DEFINITIONS

affiliate	An issuer is affiliated with another issuer if one of them is the subsidiary of the other or if each of them is controlled by the same person or company.
associate
When used to indicate a relationship with a person or company, means:
(a)an issuer of which the person or company beneficially owns or controls, directly or indirectly, voting securities entitling the person or company to more than 10% of the voting rights attached to outstanding securities of the issuer;
(b)any partner of the person or company;
(c)any trust or estate in which the person or company has a substantial beneficial interest or in respect of which a person or company serves as trustee or in a similar capacity; or
(d)in the case of a person, a relative of that person, including:
(i)the spouse or adult interdependent partner of that person,
(ii)a relative of the person’s spouse or adult interdependent partner if the relative has the same home as that person, or
(iii)another person who has the same home as, and is in a conjugal relationship with, that person.

beneficial ownership
A person is deemed to beneficially own securities that are beneficially owned:
(a)by an issuer controlled by that person;
(b)by an affiliate of that issuer;
(c)by an affiliate of that person; or
(d)through a trustee, legal representative, agent or other intermediary of that person.

CEO	chief executive officer
CFO	chief financial officer
company	Any corporation, incorporated association, incorporated syndicate or other incorporated organization.

control
For purposes of these Guidelines, a person or company is considered to control another person or company if the person or company, directly or indirectly, has the power to direct the management and policies of the other person or company by virtue of:
(a)the ownership or direction of voting securities of the other person or company;
(b)a written agreement or trust instrument;
(c)being the general partner or controlling the general partner of the other person or company; or
(d)being the trustee of the other person or company.

COO	chief operating officer
derivative
means:
(a)an option, swap, futures contract, forward contract or other financial or commodity contract or instrument whose market price, value, delivery obligations, payment obligations or settlement obligations are derived from, referenced to or based on an underlying interest, including a price, rate, value, variable, index, event, probability or thing;
(b)a security, or class of securities, that is designated to be a derivative pursuant to an order made by the Alberta Securities Commission; or
(c)a security, or a class of securities, that is prescribed to be a derivative by applicable securities laws or regulations, but does not include a derivative, or a class of derivatives, that is designated not to be a derivative pursuant to an order made by the Alberta Securities Commission or prescribed not to be a derivative by applicable securities laws or regulations.

director	A director of a company or an individual performing a similar function or occupying a similar position for a company or for any other person.
Enbridge Public Subsidiaries	Enbridge Gas Inc., Enbridge Pipelines Inc. and Westcoast Energy Inc.

insider
means:
(a)a director or officer of an issuer;
(b)a director or officer of a person or company that is itself an insider or subsidiary of an issuer;
(c)a person or company that has
(i)beneficial ownership of, or control or direction over, directly or indirectly, or
(ii)a combination of beneficial ownership of and control or direction over, directly or indirectly, securities of an issuer carrying more than 10% of the voting rights attached to all the issuer’s outstanding voting securities, excluding, for the purpose of the calculation of the percentage held, any securities held by the person or company as underwriter in the course of a distribution;
(d)an issuer that has purchased, redeemed or otherwise acquired a security of its own issue, for so long as it continues to hold that security;
(e)a person or company that is designated as an insider in an order made by the Alberta Securities Commission; or
(f)a person that is in a class of persons prescribed to be insiders by applicable securities laws or regulations.

issuer
For purposes of the “Trading and Tipping Restrictions” section in these Guidelines, means:
(a)a reporting issuer; or
(b)any other issuer whose securities are publicly traded.
For general purposes, means a person or company that:
(a)has outstanding securities;
(b)is issuing securities; or
(c)proposes to issue securities.

major subsidiary
means a subsidiary of an issuer if:
(a)the assets of the subsidiary, as included in the issuer’s most recent annual audited or interim balance sheet, or most recent statement of financial position, are 30% or more of the consolidated assets of the issuer reported on that balance sheet or statement of financial position, as applicable; or
(b)the revenue of the subsidiary, as included in the issuer’s most recent annual audited or interim income statement, or most recent statement of comprehensive income, is 30% or more of the consolidated revenue of the issuer reported on that statement.

material change
If used in relation to the affairs of an issuer other than an investment fund, means:
(a)a change in the business, operations or capital of the issuer that would reasonably be expected to have a significant effect on the market price or value of a security of the issuer; or
(b)a decision to implement a change referred to in (a) above made by the directors of the issuer, or by senior management of the issuer who believe that confirmation of the decision by the directors is probable.

material fact	When used in relation to securities issued or proposed to be issued, means a fact that would reasonably be expected to have a significant effect on the market price or value of the securities.

necessary course of business
Examples of communications in the necessary course of business are communications with:
(a)vendors, suppliers or strategic partners on issues such as research and development, sales and marketing, and supply contracts;
(b)employees, officers and board members;
(c)lenders, legal counsel, auditors, underwriters and financial and other professional advisors to the issuer;
(d)parties to negotiations;
(e)labour unions and industry associations;
(f)government agencies and non-governmental regulators; and
(g)credit rating agencies (provided that the information is disclosed for the purpose of assisting the agency to formulate a credit rating and the agency’s ratings in general are or will be publicly available).

officer
With respect to an issuer, means:
(a)a chair or vice-chair of the board of directors, a chief executive officer, chief operating officer, chief financial officer, president, vice-president, secretary, assistant secretary, treasurer, assistant treasurer and general manager;
(b)an individual who is designated as an officer under a bylaw or similar authority of the issuer; and
(c)an individual who performs functions for a person or company similar to those normally performed by an individual referred to in (a) or (b) above.

person	means an individual, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator or other legal representative.
related derivative
means, with respect to a security, a derivative that is related to the security because the derivative’s market price, value, delivery obligations, payment obligations or settlement obligations are, in a material way, derived from, referenced to or based on the market price, value, delivery obligations, payment obligations or settlement obligations of the security.

reporting insider
Under Canadian securities laws, means an insider of a reporting issuer if the insider is:
(a)the CEO, CFO or COO of the reporting issuer, of a significant shareholder of the reporting issuer or of a major subsidiary of the reporting issuer;
(b)a director of the reporting issuer, of a significant shareholder of the reporting issuer or of a major subsidiary of the reporting issuer;
(c)a person or company responsible for a principal business unit, division or function of the reporting issuer;
(d)a significant shareholder of the reporting issuer;
(e)a significant shareholder based on post-conversion beneficial ownership of the reporting issuer’s securities and the CEO, CFO, COO and every director of the significant shareholder based on post-conversion beneficial ownership;
(f)a management company that provides significant management or administrative services to the reporting issuer or a major subsidiary of the reporting issuer, and every director, CEO, CFO, COO and significant shareholder of the management company;
(g)an individual performing functions similar to those performed by the insiders described in (a) through (f) above;
(h)the reporting issuer itself, if it has purchased, redeemed or otherwise acquired its own securities, for so long as it continues to hold those securities; or
(i)any other insider that:
(i)in the ordinary course receives or has access to information as to material facts or material changes concerning the reporting issuer before the material facts or material changes are generally disclosed; and
(ii)directly or indirectly exercises, or has the ability to exercise, significant power or influence over the business, operations, capital or development of the reporting issuer.

security
includes:
(a)any document, instrument or writing commonly known as a security;
(b)any document constituting evidence of title to or interest in the capital, assets, property, profits, earnings or royalties of any person or company;
(c)any document constituting evidence of an interest in an association of legatees or heirs;
(d)any document constituting evidence of an option, subscription or other interest in or to a security;
(e)any bond, debenture, note or other evidence of indebtedness, share, stock, unit, unit certificate, participation certificate, certificate of share or interest, preorganization certificate or subscription other than
(i)a contract of insurance issued by an insurance company, or
(ii)an evidence of deposit issued by a financial institution;
(f)any agreement under which the interest of the purchaser is valued for purposes of conversion or surrender by reference to the value of a proportionate interest in a specified portfolio of assets other than a contract issued by an insurance company that provides for payment at maturity of an amount of not less than 3/4 of the premiums paid by the purchaser for a benefit payable at maturity;
(g)any agreement under which money received will be repaid or treated as a subscription to shares, stock, units or interests at the option of the recipient or of any person or company;
(h)any certificate of share or interest in a trust, estate or association;
(i)any profit-sharing agreement or certificate;
(j)any certificate of interest in an oil, natural gas or mining lease, claim or royalty voting trust certificate;
(k)any oil or natural gas royalties or leases or fractional or other interest in them;
(l)any collateral trust certificate;
(m)any income or annuity contract not issued by an insurance company;
(n)any investment contract;
(o)any document constituting evidence of an interest in a scholarship or educational plan or trust;
(p)a derivative or class of derivatives designated to be a security pursuant to an order made by the Alberta Securities Commission or a derivative under U.S. securities laws, whether or not any of them relate to an issuer or proposed issuer, but does not include anything designated not to be a security pursuant to an order made by the Alberta Securities Commission or prescribed not to be a security pursuant to applicable securities laws.
For purposes of the prohibition on purchasing or selling securities of an issuer when a person has knowledge of material information with respect to the issuer that has not been generally disclosed (as set forth in subsection 147(3) of the Securities Act (Alberta)), also includes:
(a)a put, call, option or other right or obligation to purchase or sell securities of the issuer;
(b)a security, the market price of which varies materially with the market price of the securities of the issuer; or
(c)a related derivative.

significant shareholder
Under Canadian securities laws, means a person or company that has beneficial ownership of, or control or direction over, whether direct or indirect, or a combination of beneficial ownership of, and control or direction over, whether direct or indirect, securities of an issuer carrying more than 10% of the voting rights attached to all the issuer’s outstanding voting securities, excluding, for the purpose of the calculation of the percentage held, any securities held by the person or company as underwriter in the course of a distribution.

special relationship
A person or company is in a special relationship with an issuer if:
(a)the person or company is an insider, affiliate or associate of
(i)the issuer,
(ii)a person or company that is considering or evaluating whether to make a take-over bid, as defined in Part 14 of the Securities Act (Alberta), or a person or company that is proposing to make a take-over bid, as defined in Part 14 of the Securities Act (Alberta), for the securities of the issuer, or
(iii)a person or company that is considering or evaluating whether, or a person or company that is proposing,
(A)to become a party to a reorganization, amalgamation, merger or arrangement or a similar business combination with the issuer, or
(B)to acquire a substantial portion of the property of the issuer;
(b)the person or company has engaged, is engaging, is considering or evaluating whether to engage, or proposes to engage, in any business or professional activity with or on behalf of
(i)the issuer, or
(ii)a person or company described in clause (a)(ii) or (iii) above;
(c)the person is a director, officer or employee of
(i)the issuer,
(ii)a subsidiary of the issuer,
(iii)a person or company that controls the issuer, directly or indirectly, or
(iv)a person or company described in clause (a)(ii) or (iii) or (b) above;
(d)the person or company learned of a material fact or material change with respect to the issuer while the person or company was a person or company described in clause (a), (b) or (c) above; or
(e)the person or company
(i)learns of a material fact or material change with respect to the issuer from any other person or company described as being in a special relationship with the issuer in this definition, including a person or company described in this clause (e) above, and
(ii)knows or ought reasonably to know that the other person or company is a person or company in a special relationship with the issuer.

subsidiary	An issuer that is controlled by another issuer.